SCHERING-PLOUGH CORPORATION
	DIRECTORS DEFERRED STOCK EQUIVALENCY PROGRAM
(Approved and adopted by the Board of Directors on September 24, 1996, effective January 1, 1997, as amended to October 26, 1999)

   I.	Purpose
	The purposes of the Schering-Plough Corporation Directors
Deferred Stock Equivalency Program ("Program") are (a) to attract and retain highly qualified individuals to serve as Directors of Schering-Plough Corporation ("Corporation") and (b) to relate non-employee Directors' interests more closely to the Corporation's performance and its shareholders' interests.

  II.	Effective Date
	The effective date of the Schering-Plough Corporation
Directors Deferred Stock Equivalency Program is January 1,
1997 ("Effective Date").

 III.	Participation
	From and after the Effective Date, each Director shall be a participant in the Program throughout his or her term of service as a Director; except that any Director who has attained age 72 prior to the Effective Date or is entitled to receive employee pension benefits from the Corporation or any of its subsidiaries shall not be a participant in the Program. Directors who are participants in the Program shall be entitled, effective as of the Effective Date, to transfer to their account in the Program ("Deferred
Account") by an election made prior to the Effective Date the lump-sum present value of their earned benefits under the Corporation's Pension Plan for Directors based on service through December 31, 1996. For purposes of calculating the lump-sum present value of earned pension benefits, a discount rate of seven percent per annum shall be used.

  IV.	Amount of Deferral
	The Company shall credit an amount equal to $25,000 to each participant's Deferred Account annually as of January 1;
except that in the case of any Director who is or will be a participant in the Program for a portion of a calendar year, a pro rata portion of $25,000 shall be credited to the Deferred Account of such Director. Such pro rata amount, if applicable, shall be credited as of the date on which the Director becomes a participant in the Program or, in the case of a Director expected to retire in a given calendar year, as of January 1 of such calendar year. In addition, amounts transferred by a Director from the Pension Plan for Directors to this Program pursuant to
Article III hereof shall be credited to the Director's
Deferred Account as of the Effective Date. For purposes hereof, "Deferred Amounts" shall mean all amounts credited to a Director's Deferred Account.

   V.	Deferred Account
	(a) The Corporation shall establish a separate Deferred Account for each participant. Deferred Amounts shall be expressed and credited to each participant's Deferred
Account in terms of units ("Units"). As of each date on which Deferred Amounts are credited to a participant's
Deferred Account, the Corporation shall credit to such Deferred Account a number of Units and fractional Units determined by dividing the Deferred Amounts credited by the Unit Value (as defined below) of one share of the Corporation's Common Shares. The "Unit Value" of one share of the Corporation's Common Shares shall be the closing price of one share of the Corporation's Common Shares on the New York Stock Exchange on the day on which Deferred
Amounts are credited or a payment is to be valued under
Article VI (b) below, as the case may be; or if there were no sales on that day, then the closing price on the New
York Stock Exchange on the nearest preceding day on which there were sales. Deferred Amounts transferred from the Pension Plan for Directors shall be credited as of the Effective Date.

	(b) When dividends are paid with respect to the Corporation's Common Shares, the Corporation shall calculate the amount which would have been payable in cash or property on the Units in each participant's Deferred
Account on each dividend payment date as if each Unit represented one issued and outstanding share of the Corporation's Common Shares. The applicable number of
Units and fractional Units equal to the amount of such dividends (based on the Unit Value of one share of the Corporation's Common Shares on the dividend payment date) shall be credited to each participant's Deferred Account.
In the event of any capital stock adjustment to the Corporation's Common Shares or other appropriate event or circumstance, the number of Units or fractional Units credited to Deferred Accounts shall be correspondingly adjusted as of the date of such capital stock adjustment or other event or circumstance.


  VI.	Payment of Benefits
	(a) Except as provided in Article VII below, the value of a participant's Deferred Account shall be payable solely in cash, either in (i) a lump sum upon termination of service or any anniversary thereof up to the twentieth anniversary, or (ii) in approximately equal annual installments of up to 20 years in accordance with an election made by the participant by written notice to the Corporation given at least one year prior to the date on which a Director will terminate service as a Director. If the participant elects a lump sum payment immediately upon termination of service or installment payments, such payment or payments shall be made or commence, as the case may be, within 30 days following the termination of service as Director.

	(b) Any lump sum payment shall be valued as of the end of the most recent calendar month prior to the payment date.
The amount of each installment payment shall be determined by dividing the aggregate Unit Value of the Units credited to the participant's Deferred Account valued as of the end of the most recent calendar month prior to the payment date by the remaining number of unpaid installments; provided, however, that the Corporation's Executive Compensation and Organization Committee may, in its absolute discretion, approve any other method of determining the amount of each installment payment in order to achieve approximately equal installment payments over the installment period.

 VII.	Death of Participant
	In the event of the death of a Director, the Corporation shall pay in a lump sum on the 60th day thereafter the balance of his or her Deferred Account to such beneficiary or beneficiaries as the Director may have designated in writing or, in the event a beneficiary has not been so designated, to the Director's estate.

VIII.	Miscellaneous
A. The amounts credited to the Deferred Account shall constitute an unsecured claim against the general funds of the Corporation.

B.  The Program is unfunded, and the Corporation will make
Plan benefit payments solely on a current disbursement basis; provided, however, the Corporation shall provide alternative sources of benefit payments under this Program through one or more grantor trusts. The existence of any such trust or trusts shall not relieve the Corporation of any liability to make benefit payments under this Program, but to the extent any benefit payments are made from any such trust, such payment shall be in satisfaction of and shall reduce the Corporation's liabilities under this Program.

C. No right or interest of the Director, his beneficiary, or estate, established herein, shall be assignable or transferable in whole or in part, either directly or by operation of law or otherwise, including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, and no right or interest established herein shall be liable for, or subject to, any obligation or liability of the Director.

D. Except as herein provided, this Program shall be binding upon the parties hereto, their heirs, executors, administrators, successors (including but not limited to successors resulting from any corporate merger) or assigns.

E. This Program may be amended or terminated at any time by the Board of Directors of the Corporation, but no such termination or amendment shall adversely affect a Director's rights and benefits under this Plan, except with his consent.

F. This Program shall be construed in accordance with the laws of the State of New Jersey.








	-9-
		Exhibit 10(d)